UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 12, 2012

WIRECO WORLDGROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission File Number)	(IRS Employe Identification No.)

12200 NW Ambassador Drive, Kansas City, MO  64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

The information disclosed in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On July 12, 2012, WireCo Dutch Acquisition B.V. (the “Buyer”) and CASAR Drahtseilwerk Saar GmbH, both affiliates of WireCo WorldGroup Inc. (the “Company”), completed the purchase of all of the issued shares of Koninklijke Lankhorst-Euronete Group B.V., the holding company of the Lankhorst group (“Lankhorst”), from Administratiekantoor Lankhorst B.V., Gramaxo Investimentos SGPS SA and eleven Dutch individuals.

The Buyer paid an aggregate cash purchase price of approximately €142 million, equivalent to approximately US $175 million using exchange rates in effect at July 11, 2012.  The Buyer also assumed approximately €51 million of indebtedness of Lankhorst, which was retired with proceeds from the financing described in Item 2.03 below.

Item 2.03.  Creation of a Direct Financial Obligation.

Credit Facilities

On July 12, 2012 (the “Closing Date”), the Company and WRCA (Luxembourg) Holdings S.à r.l. (the “Lux Borrower”, and together with the Company, the “Borrowers”), as Borrowers, and WireCo WorldGroup (Cayman) Inc. (the “Parent”), as Guarantor, entered into a Credit Agreement (the “Credit Agreement”) among the Company, the Lux Borrower, the Parent, the lenders party thereto, and Fifth Third Bank, as administrative agent and collateral agent.  The Credit Agreement provides the Borrowers with a $335 million term loan facility (the “Term Loan”) and a $145 million revolving loan facility (the “Revolving Loan Facility”, and together with the Term Loan, the “Credit Facilities”), with sub-limits for letters of credit and swingline loans.

The Credit Facilities mature on February 15, 2017.  The Company must make quarterly amortization payments of 0.25% of the initial principal amount of the Term Loan.  No amortization is required with respect to the Revolving oan Facility.  Borrowings under the Credit Facilities on the Closing Date were used to fund the acquisition of Koninklijke Lankhorst-Euronete Group B.V. and its subsidiaries (including to refinance or retire existing indebtedness of the acquired business), as well as to repay existing indebtedness and terminate all commitments under the Loan and Security Agreement, dated as of February 8, 2007, between the Company, the affiliates of the Company party thereto, the lenders party thereto and HSBC Bank USA, National Association, as agent, and the Amended and Restated Credit Agreement, dated as of June 11, 2011, among the Company, the affiliates of the Company party thereto, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.  Going forward, borrowings under the Credit Facilities will be used for working capital and general corporate purposes.

Subject to certain exceptions, all obligations under the Credit Agreement are guaranteed, jointly and severally, by the Parent and certain of the Parent’s existing and future domestic and foreign subsidiaries (the “Guarantors”).  The obligations under the Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by first priority liens and security interests in the assets of the Borrowers and substantially all of the Guarantors and the capital stock of the Borrowers and substantially all of the other Guarantors.

The Credit Agreement contains covenants that restrict the ability of the Borrowers and the Guarantors to take certain actions, including, among other things and subject to certain significant exceptions: incurring indebtedness, incurring liens, paying dividends and making other distributions, making investments, engaging in mergers and acquisitions, selling property, engaging in transactions with affiliates, or amending organizational documents. The Credit Agreement also requires the Company to comply with certain financial ratio maintenance covenants, including a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio.  The Credit Agreement also contains customary affirmative covenants and events of default.

Borrowings under the Credit Facilities will incur interest as follows.  Loans will be designated as either (i) Alternate Base Rate (“ABR”) or (ii) Eurodollar loans.  ABR loans will incur interest at the higher of (x) the prime rate of Fifth Third Bank and (y) the federal funds rate plus 1/2 of 1.00% (the higher of (x) or (y), the “Base Rate”), plus a margin of 3.75%.  Eurodollar loans will incur interest at the applicable LIBO Rate, plus a margin of 4.75%.  The Base Rate applicable to the Term Loan is subject to a 2.25% floor, and the LIBO rate applicable to the Term Loan is subject to a 1.25% floor.  In addition to paying interest on the outstanding principal balance under the Credit Agreement, the Company will pay a commitment fee to the lenders under the Revolving Loan Facility in respect of the unutilized commitments thereunder at a rate ranging from 0.375% to 0.50%, based on consolidated leverage.  The Company must also pay customary arrangement fees, upfront fees, administration fees, and letter of credit fees.  Interest on ABR loans is payable on the last business day of each March, June, September and December, and interest on Eurodollar rate loans is payable on the last day of the applicable interest period for loans of three months or less and, for loans of more than three months, at the end of each three month period starting on the first day of the applicable interest period.

The descriptions of the Credit Facilities contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference into this Item 2.03.

New Senior Notes

On July 12, 2012, the Company completed the sale of $82.5 million aggregate principal amount of 11.75% Senior Notes due May 15, 2017 (the “Notes”) to Solar Capital Ltd., BlackRock Kelso Mezzanine Partners I, LLC and KCAP Financial, Inc. (collectively, the “Purchasers”), in a private placement.  The Notes were issued pursuant to a Notes Purchase Agreement dated as of July 12, 2012, by and among the Company, the Purchasers, and certain subsidiaries of the Parent, as Guarantors (the “Note Purchase Agreement”).

Interest on the Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2012.  No amortization payments are required in respect of the Notes.  Subject to early redemption (as described below), the principal of the Notes is repayable in a single payment at maturity on May 15, 2017.  The Company paid a 1.00% closing fee on the aggregate principal amount of the Notes on July 12, 2012.

The Company may redeem the Notes, in whole or in part, at any time prior to May 15, 2013 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a customary make-whole premium.   The Company may redeem the Notes, in whole or in part, at any time on or after May 15, 2013 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date, plus a premium declining over time to zero as set forth in the Note Purchase Agreement.  If, prior to May 15, 2014, a change of control of the Company occurs, the Company may repurchase the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Notes are guaranteed, jointly and severally, on a senior unsecured basis by the same Guarantors that guarantee the obligations under the Credit Agreement.  The Note Purchase Agreement contains covenants that restrict the ability of the Company and the Guarantors to take certain actions, including, among other things and subject to certain significant exceptions: incurring indebtedness, incurring liens, issuing disqualified stock, paying dividends and making other distributions, making investments, engaging in mergers and acquisitions, selling property and engaging in transactions with affiliates. The Note Purchase Agreement includes customary events of default, including failure to make required payments, failure to comply with certain covenants or agreements, failure to pay certain other indebtedness, certain events of bankruptcy or insolvency, and certain judgment defaults, the occurrence of which would permit or require the principal of and accrued and unpaid interest on the Notes to become or to be declared due and payable.  The covenants and events of default described above are substantially the same as those contained in the Company’s existing 9.50% Senior Notes due 2017.

The descriptions of the Notes contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference into this Item 2.03.

Item 7.01  Regulation FD Disclosure.

On July 13, 2012, the Company issued a press release announcing the consummation of the Purchaser’s acquisition of Lankhorst as described in Item 2.01 above.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference into this Item 7.01.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired:  The financial statements required by this Item will be filed in an amendment to this Current Report no later than September 27, 2012.

(b)           Pro Forma Financial Information:  The pro forma financial information required by this Item will be filed in an amendment to this Current Report no later September 27, 2012.

(c)           Shell Company Transactions:  Not Applicable.

(d)           Exhibits:

Exhibit No.	Description

2.1	Agreement For The Sale and Purchase of All The Issued Shares in Koninklijke Lankhorst-Euronete Group B.V. dated June 12, 2012
10.1	Credit Agreement dated July 12, 2012
10.2	Note Purchase Agreement dated July 12, 2012
99.1	Press Release dated July 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.

Date: July 16, 2012	By:	/s/ J. Keith McKinnish,
J. Keith McKinnish
Senior Vice President and
Chief Financial Officer

,